THE COMPANIES LAW (2010 Revision)

EXEMPTED COMPANY LIMITED BY SHARES

MEMORANDUM OF ASSOCIATION

OF

COGO GROUP CAYMAN, INC.

(the "Company")

REGISTERED AND FILED AS NO: 254776 THIS 12 DAY OF April 2011
Asst. Registrar of Companies Cayman Islands

1. The name of the Company is Cogo Group Cayman, Inc.

2. The registered office of the Company is situated at the offices of Abacus Management Limited, Ground Floor Elizabethan Square, George Town, P.O. Box 2499, Grand Cayman, KY1-1104 Cayman Islands, or at such other place as the Directors may determine.

3. The objects for which the Company is established are unrestricted and the Company shall have full power and authority to carry out any object not prohibited by any law as provided by Section 7(4) of The Companies Law (2010 Revision).

4. The Company shall have and be capable of exercising all the functions of a natural person of full capacity irrespective of any question of corporate benefit as provided by Section 27(2) of The Companies Law (2010 Revision). PROVIDED THAT the Company shall only carry on the businesses for which a license is required under the laws of the Cayman Islands when so licensed under the terms of such laws.

5. The liability of the members is limited to the amount from time to time unpaid on such member's shares.

6. THE AUTHORISED SHARE CAPITAL of the Company is two million United States dollars (US$2,000,000.00) divided into two hundred million (200,000,000) shares each with a nominal or par value of one cent each (US$0.01) with the power for the Company, insofar as is permitted by law, to redeem or purchase any of its shares and to increase or reduce such capital and to issue all or any part of its capital (whether original, redeemed, increased or reduced) with or without any preference, priority or special privilege, or subject to any postponement of rights, or to any conditions or restrictions whatsoever and so that, unless the conditions of issue shall otherwise expressly provide, every issue of shares, whether stated to be preference or otherwise, shall be subject to the powers on the part of the Company hereinbefore contained.

7. If the Company is registered as an exempted company in accordance with the Companies Law (2010 Revision), the Company will comply with the provisions of such law relating to exempted companies and, subject to the provisions of the Companies Law and the Articles of Association, it shall have the power to register by way of continuation as a body corporate limited by shares under the laws of any jurisdiction outside the Cayman Islands and to be deregistered in the Cayman Islands.

8. The Company shall not have the power to issue shares to bearer.

REGISTRAR OF COMPANIES EXEMPTED CAYMAN ISLANDS

I/We, the person or persons who have subscribed our names and addresses, are desirous of being formed into a company, in pursuance of this Memorandum of Association, and I/We respectively agree to take the number of shares in the capital of the Company set opposite my/our respective name/s.

NAME, ADDRESS & DESCRIPTION OF SUBSCRIBER/S	NUMBER OF SHARES TAKEN BY EACH SUBSCRIBER
P.O. BOX 856, GEORGE TOWN, GRAND CAYMAN KY1-1103, CAYMAN ISLANDS	1

J. BARRY SMITH

TOTAL SHARES TAKEN 1

Dated this 12 day of April, 2011

Witness to the above signature:

Lisa Shemwell

P.O. BOX 11113,
GRAND CAYMAN, KY1-1008
CAYMAN ISLANDS

CERTIFIED TO BE A TRUE AND CORRECT COPY
SIG.
Flossiebell M. Marsh
Assistant Registrar
Date. 12 April 2011

REGISTRAR OF COMPANIES
EXEMPTED
CAYMAN ISLANDS